APIE

Madrid, February 14, 2007

Presentation by:

Dr. Wulf H. Bernotat

Chairman of the E.ON AG Board of Management and CEO

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APIE, Madrid, February 14, 2007

Presentation by Dr. Wulf H. Bernotat, E.ON AG

Buenos días a todos. Antes de comenzar quiero agradecer al sr. presidente de APIE Miguel Angel Noceda and Vice-President Angel Boixados la oportunidad que me brinda de estar aqui de nuevo con ustedes y a todos ustedes su presencia en este acto.

(good morning everybody. Before  we start I want to say thanks to the president of the APIE, Miguel Angel Noceda and Vice-President Angel Boixados for giving me the opportunity to be here once again and I also want to say thanks to you all for coming today.)

I last spoke to you under the auspices of the APIE nearly eight months ago, when we were still in the early stages of our acquisition of Endesa. It gives me great pleasure to appear before you once again today having reached the final and most important stage of the process and with so much progress already under our belts.

As you are all aware, we submitted our final offer for Endesa of 38.75 euros in cash per share on Friday 2nd February and the following ten days have been extremely busy! I would therefore like to briefly highlight some of the important developments since then.

We were pleased to see that the market viewed our offer positively. The market reaction proves that our offer is a fair valuation of Endesa and this reinforces our long-held conviction that we will bring this transaction to a successful conclusion.

On 6th February, the CNMV formally approved our final bid. This now means that we have received all the necessary approvals from Spanish and European authorities and our offer is finally being presented to the shareholders of Endesa.

And on the same day, Endesa’s Board issued its judgement about the merits of our offer. You will not be surprised to hear that we were

APIE, Madrid, February 14, 2007

Presentation by Dr. Wulf H. Bernotat, E.ON AG

delighted that Endesa’s Board has chosen to back our belief that our offer is compelling for several reasons:

First, the Board’s declaration that the price was “fair” was supported by no less than six expert opinions from internationally respected investment banks including BNP Paribas, Citigroup, Deutsche Bank, JP Morgan, Lehman Brothers, and Merrill Lynch. The Board highlighted that the new offer represents a premium of 109% on Endesa’s closing share price on 2nd September 2005, the last trading day prior to the publication of the bid by Gas Natural. The Endesa board also noted that our offer represents a significant premium compared to a number of important benchmarks, including a 30% premium to the average price of Endesa over the last 12 months.

Second, the Board recognised the attractiveness of a 100 percent all-cash offer, which is available to all shareholders of Endesa, institutional and retail. And finally, the Endesa Board has welcomed E.ON’s commitment to maintaining the integrity of Endesa’s business.

At the same time, Endesa’s Board members committed themselves to vote in favour of the amendments of the by-laws at Endesa’s EGM on 20th March, which as you know, is a pre-condition of our offer. One of Endesa’s major shareholders, Caja Madrid, has also said that it will vote in favour of the amendment at the EGM – this again, is news that we have welcomed.

We expect other major shareholders, including SEPI, to vote in favour of the amendments if they are to be consistent with their previous statements about best practice in corporate governance and sustainability.

Whilst all of these developments are welcome news for us, we should also not forget the benefits to all the other stakeholders involved in the process.

APIE, Madrid, February 14, 2007

Presentation by Dr. Wulf H. Bernotat, E.ON AG

Endesa’s customers and the Spanish energy industry will benefit from E.ON’s expertise in managing all energy sources and from its commitment to open markets to deliver competitive prices and ensure long term security of supply.

To do this, we will strengthen and invest in a balanced energy portfolio. The future of European energy will be characterised by a balance of supply from traditional sources, such as gas and nuclear, as well as from renewables. E.ON is already a highly respected international operator of renewable assets, including wind and hydro. Only groups like E.ON, with expertise in managing a diverse portfolio which includes a balance of energy sources, will be able to efficiently and effectively succeed in a single European energy market.  A combined E.ON and Endesa will have the technical capability and financial strength to guarantee and improve security of supply for Spain. We will invest in tomorrow’s energy infrastructure and use our increased capacity to leverage and negotiate with the world’s primary energy producers.

It is fitting that we are here today in Madrid - the home of Endesa. And it is this city, its people and indeed Spain who will all continue to be pivotal in the future of the business. Endesa has a very important role to play within the E.ON Group. As the company being responsible to lead the Southern Europe and Latin American Market Unit, Endesa will keep its identity and autonomy. The new Market Unit will continue to be managed out of Madrid and important decisions such as the setting of energy tariffs for Spain will continue to be made here.

In conclusion, I would like to underline our conviction that we are offering Endesa’s shareholders a unique opportunity to capture the value of our superior offer in cash.

APIE, Madrid, February 14, 2007

Presentation by Dr. Wulf H. Bernotat, E.ON AG

We therefore urge Endesa’s shareholders to attend the EGM on 20th March and to follow the Board’s lead in voting to change the by-laws. I want to make it absolutely clear to all shareholders that a change in the by-laws is a pre-condition of our offer. Only a positive vote from more than 50 % of all the Endesa-shareholders to change the by-laws will allow the offer to proceed. This is dependent on a positive vote of more than 50 % of the Endesa share capital, not 50 % of the attendees of the EGM, so shareholders must ensure that they are represented at the EGM.

We also encourage the shareholders to act quickly and tender their Endesa shares before the expiration date on 29 March. They should not wait for the decision of the largest shareholders because it’s likely that the largest shareholders will only make their decision public after the end of the acceptance period. In addition, it is the smaller shareholders, accounting for some 65% of the shareholder register, who can move this transaction forward and enable Endesa shareholders to benefit from our attractive all-cash offer.

To repeat the message from our advertisements, shareholders must say “Sí” to a change in the by-laws in order to be able to say “Sí” to our offer.

It will be a year next week since we launched our offer for Endesa. It has been a long journey to reach this point, but we are as convinced now as we were then of the value of this transaction to all parties, and to the exciting future that both Endesa and E.ON will share.

Muchas gracias por escucharme, y ahora estaré encantado de responder sus preguntas

(many thanks for your attention and I am now happy to answer your questions)

APIE, Madrid, February 14, 2007

Presentation by Dr. Wulf H. Bernotat, E.ON AG

On the 26 of January 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”).  Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information.  Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information.  The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”).  Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere.  The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere.  Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov.  The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This presentation may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary  regulatory  approvals  or to obtain  them on  acceptable  terms;  the inability to integrate  successfully  Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate;  and other risk  factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.